Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Amendment No. 4 to the Registration Statement of Digital Cinema Destinations Corp. on Form S-1 (No. 333-1768648) to be filed on or about March 13, 2012, of our report dated December 19, 2011, on our audits of the financial statements of Cinema Supply, Inc. as of October 31, 2011 and 2010 and for each of the years in the two-year period ended October 31, 2011. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1.

/s/ EisnerAmper LLP

Edison, New Jersey

March 13, 2012